As filed with the Securities and Exchange Commission on January 12, 2017

Registration No. 333-215079

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 2

TO

FORM S-1

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

Keane Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1389	38-4016639
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

2121 Sage Road

Houston, TX 77056

(713) 960-0381

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Gregory L. Powell

President and Chief Financial Officer

Keane Group, Inc.

2121 Sage Road

Houston, TX 77056

(713) 960-0381

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Stuart D. Freedman, Esq. Antonio L. Diaz-Albertini, Esq. Schulte Roth & Zabel LLP 919 Third Avenue New York, NY 10022 Phone: (212) 756-2000 Fax: (212) 593-5955	William J. Miller, Esq. Cahill Gordon & Reindel LLP 80 Pine Street New York, NY 10005 Phone: (212) 701-3000 Fax: (212) 378-2500

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effectiveness of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said section 8(a), may determine.

Explanatory Note

Keane Group, Inc. is filing this Amendment No. 2 (this “Amendment”) to its Registration Statement on Form S-1 (Registration Statement No. 333-215079) (the “Registration Statement”) as an exhibits-only filing to re-file certain exhibits and restate the list of exhibits set forth in Item 16 of Part II of the Registration Statement. Accordingly, this Amendment consists only of the facing page, this explanatory note, Part II of the Registration Statement, the signature page to the Registration Statement and the filed exhibits. The prospectus is unchanged and has been omitted.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item	13. Other Expenses of Issuance and Distribution.

The following table shows the costs and expenses, other than underwriting discounts and commissions, payable in connection with the sale and distribution of the securities being registered. Except as otherwise noted, we will pay all of these amounts. All amounts except the SEC registration fee, the NYSE listing fee and the FINRA filing fee are estimated.

SEC Registration Fee	$42,292
NYSE Listing Fee	150,000
FINRA Filing Fee	45,590
Accounting Fees and Expenses	1,330,000
Legal Fees and Expenses	1,500,000
Printing Fees and Expenses	500,000
Blue Sky Fees and Expenses	10,000
Transfer Agent’s Fees	7,900
Miscellaneous	1,914,218

Total	$5,500,000

Item	14. Indemnification of Directors and Officers

Section 145 of the DGCL authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers under certain circumstances and subject to certain limitations. The terms of Section 145 of the DGCL are sufficiently broad to permit indemnification under certain circumstances for liabilities, including reimbursement of expenses incurred, arising under the Securities Act.

As permitted by the DGCL, the Registrant’s certificate of incorporation that will be in effect at the closing of the offering contains provisions that eliminate the personal liability of its directors for monetary damages for any breach of fiduciary duties as a director.

As permitted by the DGCL, the Registrant’s bylaws that will be in effect at the closing of the offering provide that:

•	the Registrant is required to indemnify its directors and executive officers to the fullest extent permitted by the DGCL, subject to very limited exceptions;

•	the Registrant may indemnify its other employees and agents as set forth in the DGCL;

•

the Registrant is required to advance expenses, as incurred, to its directors and executive officers in connection with a legal proceeding to the fullest extent permitted by the DGCL, subject to very limited exceptions; and

•	the rights conferred in the bylaws are not exclusive.

The Registrant has entered, and intends to continue to enter, into separate indemnification agreements with its directors and executive officers to provide these directors and executive officers additional contractual assurances regarding the scope of the indemnification set forth in the Registrant’s certificate of incorporation and bylaws and to provide additional procedural protections. At present, there is no pending litigation or proceeding involving a director or executive officer of the Registrant regarding which indemnification is sought. Reference is also made to the underwriting agreement to be filed as Exhibit 1.1 to this registration statement, which provides for the indemnification of executive officers, directors and controlling persons of the Registrant against certain liabilities. The indemnification provisions in the Registrant’s certificate of incorporation, bylaws and the indemnification agreements entered into or to be entered into between the Registrant and each of its directors and executive officers may be sufficiently broad to permit indemnification of the Registrant’s directors and executive officers for liabilities arising under the Securities Act. The Registrant currently carries liability insurance for its directors and officers.

Item	15. Recent Sales of Unregistered Securities.

Set forth below is information regarding all unregistered securities sold, issued or granted by us within the past three years.

On May 1, 2016, October 1, 2016, October 24, 2016 and November 7, 2016, we granted 1,176.47, 6,470.6, 2,352.94 and 5,294.12 Class B Units, respectively, to Keane Management Holdings, LLC pursuant to the Keane Management Holdings LLC Management Incentive Plan. The equityholders of Keane Management Holdings, LLC are certain directors and members of the management team of Keane.

On December 31, 2014 and April 1, 2015, we granted 3,305.79 and 5,509.65 (in the aggregate) Series 3 Class C Units, respectively, to certain members of management under the Keane Class C Management Incentive Plan. Each Series 3 Class C Unit was generally subject to time- and performance- based vesting.

On April 8, 2014, we granted 5,509.65 Series 2 Class C Units, in the aggregate, to certain members of the management team under the Keane Class C Management Incentive Plan. Each Series 2 Class C Unit was generally subject to time- and performance- based vesting.

In connection with the acquisition of the Acquired Trican Operations and the consummation of the Trican transaction on March 16, 2016:

(1) We effected a reclassification of the equity structure of Keane such that the original Series 1 Class C Units in existence prior to the Trican transaction were cancelled and eliminated and the Class A Units and Class B Units of Keane in existence prior to the Trican transaction were reclassified as follows: (a) KG Fracing Acquisition Corp. reclassified 1,000,000.00 old Class A Units into 318,452.46 new Class A Units of Keane; (b) SJK Family Limited Partnership, LP reclassified 69,799.50 old Class B Units into 7,627.86 new Class A Units; (c) KCK Family Limited Partnership, LP reclassified 69,799.50 old Class B Units into 7,627.86 new Class A Units; (d) Brian Keane reclassified 199,975.10 old Class B Units into 20,835.38 new Class A Units; (e) Tim Keane reclassified 199,975.10 old Class B Units into 20,835.38 new Class A Units; and (f) KSD Newco Corp. reclassified 460,450.80 old Class B Units into 47,974.30 new Class A Units.

(2) We entered into contribution and exchange agreements whereby, in connection with certain member loans made to Keane on December 23, 2014: (a) KG Fracing Acquisition Corp. contributed all of its right, title and interest in and to such member loan (other than accrued but unpaid interest, which was cancelled and forgiven) made by KG Fracing Acquisition Corp. to Keane in the amount of $15,000,000 in exchange for 31,101.45 Class A Units; (b) KCK Family Limited Partnership, LP contributed all of its right, title and interest in and to such member loan (other than accrued but unpaid interest, which was cancelled and forgiven) made by KCK Family Limited Partnership, LP to Keane in the amount of $2,500,000 in exchange for 5,183.57 Class A Units; and (c) SJK Family Limited Partnership, LP contributed all of its right, title and interest in and to such member loan (other than accrued but unpaid interest, which was cancelled and forgiven) made by SJK Family Limited Partnership, LP to Keane in the amount of $2,500,000 in exchange for 5,183.57 Class A Units.

(3) We issued and sold Class A Units and Class C Units for an aggregate purchase price of $246,777,777.78 as follows: (a) 176,899.66 Class A Units to KG Fracing Acquisition Corp.; (b) 236,900.83 Class A Units to KGH Investor Holdings, LLC; (c) 10,688.84 Class A Units to KCK Family Limited Partnership, LP; and (d) 10,688.84 Class A Units to SJK Family Limited Partnership, LP.

(4) We issued 100,000 Class A Units and 294,117.65 Class C Units to Trican Well Service, L.P.

(5) Except to the extent the Series 2 or Series 3 Class C Units were cancelled, the holders of the Series 2 Class C Units and Series 3 Class C Units contributed such Class C Units to Keane Management Holdings LLC in exchange for interests in Keane Management Holdings LLC pursuant to the Keane Management Holdings LLC Management Incentive Plan. Keane Management Holdings LLC was issued 85,882.35 Class B Units in Keane.

Any proceeds received from the transactions described above were used for the general working capital of the business.

In connection with the IPO-Related Transactions, and immediately prior to the effectiveness of this registration statement, we issued 87,329,951 shares of common stock to Keane Investor, 44,576 shares of common stock to Marc G. R. Edwards, 26,746 shares of common stock to Gary M. Halverson and 26,746 shares of common stock to Elmer D. Reed. For a description of the transactions pursuant to which the shares were issued, see the information under the heading “IPO-Related Transactions and Organizational Structure.”

Unless otherwise stated, the sales and/or granting of the above securities were deemed to be exempt from registration under the Securities Act in reliance upon Section 4(a)(2) of the Securities Act (or Regulation D promulgated thereunder), or Rule 701 promulgated under Section 3(b) of the Securities Act as transactions by an issuer not involving any public offering or pursuant to benefit plans and contracts relating to compensation as provided under Rule 701. We did not pay or give, directly or indirectly, any commission or other remuneration, including underwriting discounts or commissions, in connection with any of the issuances of securities listed above. The recipients of the securities in each of these transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof. All recipients had adequate access, through their employment or other relationship with us or through other access to information provided by us, to information about us. The sales of these securities were made without any general solicitation or advertising.

Item	16. Exhibits and Financial Statement Schedules

See the Exhibit Index immediately following the signature page hereto, which is incorporated by reference as if fully set forth herein.

Item	17. Undertakings

The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on January 12, 2017.

Keane Group, Inc.

By:	/s/ James C. Stewart
Name:	James C. Stewart
Title:	Chairman of the Board of Directors and Chief Executive Officer (Principal Executive Officer)

The undersigned officers and directors of Keane Group, Inc. hereby constitute and appoint James C. Stewart and Gregory L. Powell, or any one of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments to the Registration Statement, including post-effective amendments thereto and any registration statements filed pursuant to Rule 462 under the Securities Act of 1933, and to file the same, with all exhibits hereto, and other documents in connection therewith, with the Securities and Exchange Commission, and does hereby grant unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ James C. Stewart James C. Stewart	Chairman of the Board of Directors and Chief Executive Officer (Principal Executive Officer)	January 12, 2017

/s/ Gregory L. Powell Gregory L. Powell	President and Chief Financial Officer (Principal Financial Officer)	January 12, 2017

/s/ Brian Coe Brian Coe	Chief Accounting Officer (Principal Accounting Officer)	January 12, 2017

/s/ * Lucas N. Batzer	Director	January 12, 2017

/s/ * Dale M. Dusterhoft	Director	January 12, 2017

/s/ * Marc G. R. Edwards	Director	January 12, 2017

/s/ * James E. Geisler	Director	January 12, 2017

/s/ * Gary M. Halverson	Director	January 12, 2017

Signature	Title	Date

/s/ * Lisa A. Gray	Director	January 12, 2017

/s/ * Shawn Keane	Director	January 12, 2017

/s/ * Elmer D. Reed	Director	January 12, 2017

/s/ * Lenard B. Tessler	Director	January 12, 2017

/s/ * Scott Wille	Director	January 12, 2017

*By	/s/ Gregory L. Powell
Attorney-in-Fact

Exhibit No.	Exhibit Description

1.1**	Form of Underwriting Agreement among Keane Group, Inc. and the Underwriters

3.1*	Certificate of Incorporation of Keane Group, Inc., including Amendment of Certificate of Incorporation, dated October 13, 2016

3.2*	Form of Bylaws of Keane Group, Inc.

4.1*	Form of Stockholders Agreement by and among Keane Group, Inc. and Keane Investor Holdings LLC

4.2*	Note Purchase Agreement, dated August 8, 2014 by and among KGH Intermediate Holdco II, LLC, as issuer, U.S. Bank National Association, as agent for the purchasers, and the purchasers listed thereto

4.3*	First Amendment to Note Purchase Agreement, dated December 23, 2014, by and among KGH Intermediate Holdco II, LLC, as Issuer, KGH Intermediate Holdco I, the other Note Parties thereto, the required purchasers and U.S. Bank National Association, as agent for the purchasers

4.4*	Second Amendment to Note Purchase Agreement, dated April 7, 2015, by and among KGH Intermediate Holdco II, LLC, as Issuer, KGH Intermediate Holdco I, the other Note Parties party thereto, the required purchasers and U.S. Bank National Association, as agent for the purchasers

4.5*	Third Amendment to Note Purchase Agreement, dated January 25, 2016, by and among KGH Intermediate Holdco II, LLC, as Issuer, KGH Intermediate Holdco I, the other Note Parties party thereto, the required purchasers and U.S. Bank National Association, as agent for the purchasers

4.6*	Fourth Amendment to Note Purchase Agreement, dated March 16, 2016, by and among KGH Intermediate Holdco II, LLC, as Issuer, KGH Intermediate Holdco I, the other Note Parties party thereto, the required purchasers and U.S. Bank National Association, as agent for the purchasers

5.1***	Opinion of Schulte Roth & Zabel LLP

10.1*	Amended and Restated Revolving Credit and Security Agreement, dated August 8, 2014, by and among KGH Intermediate Holdco I, LLC, KGH Intermediate Holdco II, LLC, Keane Frac, LP, KS Drilling, LLC, Keane Frac ND, LLC and Keane Frac TX, LLC, as borrowers, and PNC Bank, National Association, as lender and agent

10.2*	First Amendment to Amended and Restated Revolving Credit and Security Agreement, dated December 22, 2014, by and among KGH Intermediate Holdco I, LLC, KGH Intermediate Holdco II, LLC, Keane Frac, LP, KS Drilling, LLC, Keane Frac ND, LLC and Keane Frac TX, LLC, as borrowers, the lenders party thereto, PNC Bank, National Association, as agent Lenders, and Keane Frac GP, LLC in its capacity as guarantor

10.3*	Second Amendment to Amended and Restated Revolving Credit and Security Agreement, dated April 7, 2015, by and among KGH Intermediate Holdco I, LLC, KGH Intermediate Holdco II, LLC, Keane Frac, LP, KS Drilling, LLC, Keane Frac ND, LLC and Keane Frac TX, LLC, as borrowers, the lenders party thereto, PNC Bank, National Association, as agent Lenders, and Keane Frac GP, LLC in its capacity as guarantor

10.4*	Third Amendment to Amended and Restated Revolving Credit and Security Agreement, dated March 16, 2016, by and among KGH Intermediate Holdco I, LLC, KGH Intermediate Holdco II, LLC, Keane Frac, LP, KS Drilling, LLC, Keane Frac ND, LLC and Keane Frac TX, LLC, as borrowers, the lenders party thereto, PNC Bank, National Association, as agent Lenders, and Keane Frac GP, LLC in its capacity as guarantor

10.5*	Credit Agreement, dated March 16, 2016, among KGH Intermediate Holdco II, LLC and Keane Frac, LP, as borrowers, KGH Intermediate Holdco I, LLC, as parent guarantor, the lenders party thereto, and CLMG Corp., as administrative agent

10.6*	Keane Management Holdings LLC Management Incentive Plan

Exhibit No.	Exhibit Description

10.7*	Form of Keane Group, Inc. Equity and Incentive Award Plan

10.8*	Form of Keane Group, Inc. Executive Incentive Bonus Plan

10.9*	Form of Indemnification Agreement

10.10*	Form of Director Services Agreement

10.11*	Form of Amended and Restated Employment Agreement by and among KGH Intermediate Holdco II, LLC, Keane Group, Inc. and James C. Stewart

10.12*	Form of Amended and Restated Employment Agreement by and among KGH Intermediate Holdco II, LLC, Keane Group, Inc. and Gregory L. Powell

10.13*	Form of Amended and Restated Employment Agreement by and among KGH Intermediate Holdco II, LLC, Keane Group, Inc. and M. Paul DeBonis Jr.

10.14*	Employment Agreement, dated as of October 20, 2016, by and between Keane Group Holdings, LLC and Kevin M. McDonald

10.15*	Employment Agreement, dated March 15, 2016, by and between KGH Intermediate Holdco II, LLC and James J. Venditto

10.16*	Employment Agreement, dated as of February 1, 2016, by and between Keane Group Holdings, LLC and Ian J. Henkes

10.17*	Form of Amendment to Employment Agreement, by and among KGH Intermediate Holdco II, LLC, Keane Group, Inc. and James J. Venditto

10.18*	Form of Amendment to Employment Agreement, by and among KGH Intermediate Holdco II, LLC, Keane Group, Inc. and Ian J. Henkes

10.19*	Form of Assignment Agreement, by and among KGH Intermediate Holdco II, LLC, Keane Group, Inc. and Kevin M. McDonald

10.20*	Keane Value Creation Plan

10.21*	Form of Limited Liability Company Agreement of Keane Investor Holdings LLC, by and among Cerberus International II Master Fund, L.P., Cerberus Institutional Partners, L.P. —Series Four, Cerberus Institutional Partners V, L.P., Cerberus CP Partners, L.P., Cerberus MG Fund, L.P., CIP VI Overseas Feeder, Ltd., CIP VI Institutional Feeder, L.P., JS Keane Coinvestor LLC, Trican Well Services, L.P., SJK Family Limited Partnership, LP, KCK Family Limited Partnership, LP, Tim Keane, Brian Keane, Shawn Keane, Jacquelyn Keane, Cindy Keane, Kevin Keane, Cerberus Capital Management, L.P., S & K Management Services, LLC and the Persons listed on Schedule A thereto

10.22*	Asset Purchase Agreement, dated as of January 25, 2016, by and among Keane Group Holdings, LLC, Keane Frac, LP, Trican Well Service Ltd. and the seller companies named therein

10.23*	Intellectual Property License Agreement, dated as of March 16, 2016, by and between Trican Well Service Ltd. and Keane Frac LP

10.24*	Intellectual Property License Agreement, dated as of March 16, 2016, by and among Trican Well Service Ltd., Trican Well Service, L.P. and Keane Frac LP

21.1**	Schedule of Subsidiaries of Keane Group, Inc.

23.1***	Consent of Schulte Roth & Zabel LLP (included in Exhibit 5.1)

23.2**	Consent of KPMG LLP, Independent Registered Public Accounting Firm

23.3**	Consent of KPMG LLP, Independent Registered Public Accounting Firm

23.4**	Consent of KPMG LLP, Independent Registered Public Accounting Firm

24.1*	Powers of Attorney (included on signature pages of this Registration Statement)

*	Filed December 14, 2016
**	Filed January 9, 2017
***	Filed herewith